Exhibit 10.2

Richard J. Kurtz

Nine Duck Pond Road

Alpine, New Jersey 07632

November 12, 2015

Lapolla Industries, Inc.

15402 Vantage Parkway East

Suite 322

Houston, Texas 77032

Re: Lapolla Industries, Inc. (the “Company”) Financial Commitment (the “Commitment”)

Gentlemen:

This is in response to your request that I provide an assurance, effective October 31, 2015, as to funding, on or before August 31, 2016, to pay off the aggregate amount of $7.2 million, plus any accrued and unpaid interest (including, but not limited to, PIK interest) (the “Obligations”), outstanding with respect to the subordinated secured promissory notes issued by the Company in favor of Enhanced Jobs for Texas Fund, LLC and Enhanced Credit Supported Loan Fund, LP (the “Enhanced Notes”) pursuant to that certain Note Purchase Agreement dated December 10, 2013, as amended, between Enhanced Jobs for Texas Fund, LLC, and Enhanced Credit Supported Loan Fund, LP (collectively, the “Enhanced Parties”), and the Company, of which $2 million will be paid on or before April 30, 2016.

I hereby confirm that I commit to provide funding for this Commitment to pay the Obligations in immediately available cash.

This Commitment will either be satisfied from personal funds, or, I will cause the funds to be otherwise provided by an appropriate lending or other institution. Such funding will take the form as determined by me or such lending or other institution and approved by the Board of Directors of the Company.

As consideration for this Commitment, the Company agrees to grant me an option to purchase 500,000 shares of the Company’s common stock, $0.01 par value per share, with: (i) an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant, determined based on the per share closing price on the date of grant, (ii) a term of eight (8) years, and (iii) 100% vesting and becoming immediately exercisable on the date of grant.

I have been further advised and understand that the aforesaid Commitment and obligation shall be superseded and become null and void in the event and to the extent that, at or before the time the Commitment is due, the Obligations are repaid in full in immediately available cash on or prior to August 31, 2016.

In the event that I, or the lending institution utilized by me, loan funds for payment of the above Commitment, in whole or part, and subsequent to the full payment of the Obligations the Company thereafter raises funds through any other available independent means, at my option and sole discretion, such funds shall be first utilized to repay loans made to satisfy the funding provided in accordance with this Commitment, subject to any agreement the Company has in effect at the time the funds are raised.

Very truly yours,

/s/ Richard J. Kurtz

Richard J. Kurtz